Exhibit 99.1	Press Release issued on August 16, 2001


Wednesday, August 16, 2001  1:00 p.m. Eastern Time

Press Release

Washington Mills Acquired Exolon-ESK

Acquisition of Exolon-ESK finalized by Washington Mills Electro
Minerals.

NORTH GRAFTON, MASSACHUSETTS AND TONAWANDA, NEW YORK - August 16, 2001 - Washington Mills Company, Inc. and Exolon-ESK Company (BSE:
EXL), merged effective today as a result of an agreement by which Washington Mills acquired the Tonawanda, NY based supplier of aluminum oxide, silicon carbide and other electro fused materials for abrasive, refractory and surface finishing applications.

Under the terms of a Merger Agreement ("Agreement"), signed in March 2001, Washington Mills, through a wholly-owned subsidiary, purchased all the outstanding Exolon-ESK shares. Upon the filing of the Certificate of Merger, Exolon-ESK Company became a wholly owned subsidiary of Washington Mills. An Information Statement was filed with the Securities and Exchange Commission and mailed to all shareholders prior to the merger. Exolon will immediately deregister with the SEC and delist from the Boston Stock Exchange to become a privately held company.

In announcing the merger Peter H. Williams, President of Washington Mills, stated that, "We are anxious to begin the process of combining two of the country's oldest and most highly regarded manufacturers of abrasive materials. Between them the two companies have over 220 years of experience in supplying abrasive products. We now intend to become even better suppliers to our customers through greater manufacturing efficiencies, enhanced process technology and an increased ability to respond quickly to customer needs."

Mr. Williams went on to note that, "The acquisition will provide
Washington Mills with its own source of silicon carbide ore from Exolon-ESK's environmentally advanced Hennepin, Illinois plant. We have lacked this capability in the past."


About Exolon-ESK

The Exolon Company was founded in 1914. In 1984 ESK Corporation, an indirect wholly owned subsidiary of Wacker Chemie GmbH of Munich, Germany, merged into the Exolon Company and the resulting corporation was renamed Exolon-ESK Company. As a result of the merger a wholly owned subsidiary of Wacker Chemie GmbH effectively owned half of Exolon-ESK Company.

Exolon-ESK is engaged in the business of selling products that are principally used for abrasive, refractory and metallurgical applications. The primary products of Exolon-ESK are fused aluminum oxide and silicon carbide. Exolon-ESK's crude silicon carbide is produced at its plant in Hennepin, Illinois and its crude aluminum oxide is produced at its plant in Thorold, Ontario. Some of Exolon-ESK's crude products are sold directly to customers but most are shipped to Exolon-ESK's plant in Tonawanda, New York where the crude ore is crushed, graded and formulated into granular products for sale to customers. Exolon-ESK also has a 50% interest in Orkla-Exolon K/S of Orkanger, Norway, a producer of silicon carbide crude ore, macrogrits and advanced microgrits.


About Washington Mills

Washington Mills Company, Inc. was founded in 1868 and is a leading producer of electro fused materials used in abrasive, refractory, general industrial and defense applications. Washington Mills manufactures aluminum oxide and other specialty fused materials such as boron carbide, fused zirconias, mullites, and aerospace minerals in furnace plants located in the Niagara Falls, New York and the Niagara Falls, Ontario areas. Washington Mills processes these materials, as well as silicon carbide, into sized grains at processing plants located in Niagara Falls, New York; North Grafton, Massachusetts; and Manchester, England. In addition, Washington Mills also manufactures and sells ceramic mass finishing media produced at its plants in Lake Wales, Florida and Sun Prairie, Wisconsin.

Washington Mills is a privately owned corporation and has been owned and managed by the Williams family since 1928.


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For further information, please contact:

Paul F. Shea
Chief Financial Officer and Treasurer
Washington Mills Company, Inc.
1-508-839-6511


J. Fred Silver
President & CEO
Exolon-ESK Company
1-716-693-4550